UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934.

Date of Report (Date of earliest event reported) November 14, 2003

SBA COMMUNICATIONS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number )	(I.R.S. Employer Identification No.)

5900 Broken Sound Parkway NW	Boca Raton, Florida	33487
(Address of Principal Executive Offices)		(Zip code)

Registrant’s telephone number, including area code (561) 995-7670

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events and Required FD Disclosure and Item 12 Results of Operations and Financial Condition

A. Restatement of Financial Statements

As previously announced on October 1, 2003, SBA Communications Corporation is restating its financial statements for fiscal years 2002 and 2001 to reflect as discontinued operations the sale of towers to AAT Communications Corp. (“AAT”) and certain other towers held for sale, and to make certain adjustments identified through the audit process primarily related to the accounting for certain business combinations. These adjustments are primarily a result of changes in 2001 to reflect the elimination of net deferred tax liabilities and corresponding goodwill established in connection with certain business combinations, the accounting for earn-out obligations settled in 2002 related to previous business combinations and certain other adjustments. As a result, reported net loss for the year 2002 has been reduced by approximately $24.2 million related to a reduction to the previously reported write-off of goodwill, consisting of a $19.9 million reduction of the cumulative effect of a change in accounting principle and a $4.3 million reduction of asset impairment charges. The effect of the restatements are as follows:

	As Previously Reported(1)	As Restated	As Previously Reported(1)	As Restated
	(in thousands, except per share data)
	2002	2002	2001	2001
Revenues	$240,036	$240,036	$225,141	$225,141

Site leasing gross profit	$74,388	$74,388	$54,777	$54,777

Site development gross profit	$22,568	$22,568	$31,803	$31,203

Total operating expenses	$197,574	$193,323	$132,505	$132,552

Loss from continuing operations before cumulative effect of change in accounting principle	$(188,835)	$(184,584)	$(122,943)	$(123,590)
Loss from discontinued operations	(3,738)	(3,738)	(2,202)	(2,202)

Loss before cumulative effect of change in accounting principle	(192,573)	(188,322)	(125,145)	(125,792)
Cumulative effect of change in accounting principle	(80,592)	(60,674)	—	—

Net loss	$(273,165)	$(248,996)	$(125,145)	$(125,792)

Per Share Data:
Basic and Diluted Loss Per Common Share Amounts:
Loss from continuing operations before cumulative effect of change in accounting principle	$(3.76)	$(3.66)	$(2.59)	$(2.61)
Loss from discontinued operations	(0.07)	(0.07)	(0.05)	(0.05)
Cumulative effect of change in accounting principle	(1.60)	(1.20)	—	—

Net loss per common share	$(5.43)	$(4.93)	$(2.64)	$(2.66)

Weighted average number of common shares(2)	50,308	50,491	47,437	47,321

(1)	The “as previously reported” amounts have been adjusted to reflect the impact of discontinued operations and the reclassification of the loss from the early extinguishment of debt in accordance with SFAS 145.
(2)	Adjusted to correct the timing of shares issuable under certain earn-out obligations.

The restated audited financial statements for fiscal years 2002 and 2001 are attached as Exhibit 99.1. The amended Management’s Discussion and Analysis of Financial Condition and Results of Operations for fiscal years 2002 and 2001 is attached as Exhibit 99.2.

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Certain adjustments identified in the restatement of the 2002 and 2001 financial statements, primarily those related to the accounting for certain business combinations, also affected the June 30, 2003 and 2002 financial statements previously filed. In addition, the loss on sale of towers previously reported in the second quarter of 2003 has been restated to reflect additional loss associated with tower sale indemnity obligations. The Company’s June 30, 2003 Form 10-Q will be amended and restated for these adjustments.

Reported net loss for the six months ended June 30, 2003 has been increased by approximately $11.2 million related to the loss on the AAT tower sale, which is classified as a component of discontinued operations. The sale of the 153 towers sold from July 1, 2003 through October 1, 2003, in the AAT transaction is expected to result in an aggregate gain, net of provisions for purchase price adjustments, of approximately $16 million. The Company expects its cumulative loss on the entire AAT transaction to be approximately $2 million. Reported net loss for the six months ended June 30, 2002 has been reduced by approximately $24.2 million related to a reduction to the previously reported write-off of goodwill, consisting of a $19.9 million reduction of the cumulative effect of a change in accounting principle and a $4.3 million reduction of asset impairment charges. The effects of the restatements related to the applicable six month periods are as follows:

	As Previously Reported	As Restated	As Previously Reported	As Restated
	(in thousands, except per share data)
	For the six months ended June 30,		For the six months ended June 30,
	2003	2003	2002	2002
Revenues	$102,052	$102,052	$121,842	$121,842

Site leasing gross profit	$41,421	$41,421	$36,332	$36,332

Site development gross profit	$3,718	$3,718	$13,535	$13,535

Total operating expenses	$69,947	$69,947	$134,925	$130,672

Loss from continuing operations before cumulative effect of changes in accounting principles	$(78,193)	$(78,193)	$(128,971)	$(124,718)
Loss from discontinued operations	(11,425)	(22,599)	(1,596)	(1,596)

Loss before cumulative effect of changes in accounting principles	(89,618)	(100,792)	(130,567)	(126,314)
Cumulative effect of changes in accounting principles	(545)	(545)	(80,592)	(60,674)

Net loss	$(90,163)	$(101,337)	$(211,159)	$(186,988)

Basic and Diluted Loss Per Common Share Amounts:
Loss from continuing operations before cumulative effect of changes in accounting principles	$(1.53)	$(1.53)	$(2.60)	$(2.49)
Loss from discontinued operations	(0.22)	(0.44)	(0.03)	(0.03)
Cumulative effect of changes in accounting principles	(0.01)	(0.01)	(1.62)	(1.21)

Net loss per common share	$(1.76)	$(1.98)	$(4.25)	$(3.73)

Weighted average number of common shares	51,132	51,132	49,705	50,074

As discussed in Note 12, on May 9, 2003, the Company refinanced its senior credit facility. The prior credit facility contained restrictive covenants and based on the Company’s 2003 projections it was forecasted that the Company would be facing a covenant violation under the prior facility. This violation would have provided the lenders the ability to accelerate amounts due thereunder. As a result, the independent auditors’ report included in the initial issuance of the Company’s 2002 consolidated financial statements contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern if such debt acceleration occurred. The Company’s new credit facility discussed in Notes 12 and 22 contains less restrictive covenants. Based on the Company’s current

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projections the Company does not believe it will violate any of the financial covenants contained in the new facility. Therefore, the conditions described above that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

At the time the Company’s 2002 consolidated financial statements were originally issued, the Company planned to generate liquidity through the sale of towers to AAT described above. At that time, the Company classified $180 million of long-term debt as current debt based on the amount of the prior credit facility that the Company believed would be required to be repaid from the proceeds of such tower sale. The Company has adjusted the current portion of long-term debt on the accompanying December 31, 2002 balance sheet to approximately $60 million, which represents the amount by which the senior credit facility borrowings were reduced through the asset sale and refinancing activities.

In performing the audits of our consolidated financial statements for the years ended December 31, 2001 and 2002 and the interim reviews of our consolidated financial statements for the three and six month periods ended June 30, 2003, our independent auditors, Ernst & Young LLP noted a matter involving internal control and its operation that it considers to be a material weakness. Specifically, Ernst & Young LLP noted that we did not have an adequate process in place to ensure that the appropriate personnel, with adequate understanding of the relevant generally accepted accounting principles and financial reporting implications, thoroughly assessed and applied the proper accounting and reporting principles to certain significant asset or business acquisition and disposition transactions.

To address the matter identified, we have agreed to establish a process to ensure that our Chief Financial Officer and Chief Accounting Officer are involved throughout each significant asset or business acquisition or disposition and that such officers have the appropriate knowledge of generally accepted accounting principles and consult the applicable accounting literature and outside professionals as appropriate. We will also continue to actively pursue our search for a qualified individual to fill the vacancy in our Chief Financial Officer position.

B. Status of Sale of Towers to AAT Communications Corp.

In March 2003 certain of the Company’s subsidiaries entered into a definitive agreement with AAT to sell up to an aggregate of 801 towers, which represented substantially all of the Company’s towers in the western two-thirds of the United States. Gross proceeds from the sale of all 801 towers were anticipated to be $203.0 million, subject to certain purchase adjustments for tower indemnity obligations. The Company ultimately sold 784 of the 801 towers which closed in various stages through October 1, 2003. At the first closing on May 9, 2003, AAT paid approximately $145.0 million in cash for 631 towers. Because of potential purchase adjustments, the Company recognized proceeds of approximately $136 million which resulted in a loss, of approximately $17.3 million, in the second quarter of 2003. From July 1, 2003 through October 1, 2003, AAT purchased 153 towers pursuant to which the Company anticipates recognizing an aggregate gain, net of provisions for purchase price adjustments of approximately $16 million. The Company expects its cumulative loss on the entire transaction to be approximately $2 million.

As of June 30, 2003, approximately $20.0 million of the proceeds was being held by an escrow agent in accordance with certain performance and indemnity obligation provisions of the purchase and sale agreement. The Company intends to dispose of 17 towers subsequently excluded from the AAT transaction and they are included in discontinued operations and reflected as assets held for sale.

Item 7. Financial Statements and Exhibits

c)	Exhibits

99.1	Restated audited consolidated financial statements for the years ended December 31, 2002 and 2001.

99.2	Amended Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended December 31, 2002 and 2001.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 14, 2003	SBA COMMUNICATIONS CORPORATION

/s/ John F. Fiedor
John F. Fiedor
Chief Accounting Officer

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